Exhibit 10.1

STRICTLY CONFIDENTIAL

May 11, 2023

Mr. Jeff Eliot Margolis

Senior Vice President, Chief Financial Officer, Treasurer, Secretary

RespireRx Pharmaceuticals Inc.

126 Valley Road, Suite C

Glen Rock, NJ 07452

Dear Jeff-

This agreement (“Agreement”) supercedes all prior agreements and understandings between the parties. We are pleased to provide RespireRx Pharmaceuticals (“RespireRx” or the “Company”) with this proposal to engage Viridian Capital Advisors (“VCA” or “We”) as a strategic advisor. By signing and agreeing to the description of the services and other terms contained herein, RespireRx and VCA agree that this shall be the Agreement between the parties. We see our assignment being comprised of the following deliverables:

-	Review of the Company’s IP Assets and Licensing Agreements as they relate to the Company’s cannabinoid program, net of any associated liabilities.

-	Review of the Company’s Financial Models and Forecasts as they relate to the Company’s cannabinoid program.

-	Preparation of the Data, Analytics, and Company Valuation Report specifically with respect to the Company’s cannabinoid program.

I. SERVICES

- Review of RespireRx’s IP Assets and Licensing Agreements

Viridian will conduct a review of the Company’s IP assets and licensing agreements to derive a value that will be used for the final Valuation Analysis.

- Financial Modeling Review

Viridian will analyze and review the Company’s financial forecasts, and suggest any changes or revisions, in order to use these financials as the basis of our DCF analysis, and as a tool for negotiating with capital providers and strategic partners.

New York, N.Y.	www.viridianca.com	Aspen, CO

- Valuation Analysis Report

We will utilize proprietary data from the Viridian Cannabis Deal Tracker to provide a comprehensive and empirically derived Valuation Report. The Valuation Report will be used to support the value of the contribution of the net assets that are the subject of the Valuation Report to ResolutionRx Ltd, a currently wholly-owned Australian subsidiary of Respirerx formed on January 11, 2023 and as leverage during negotiations on valuation and structural issues with capital providers and strategic partners. The report will include a range of methodologies in order to drive a tight valuation conclusion:

Capital Raises by Comparable Companies to RespireRx, using Deal Tracker data

○	For both public and private companies

○	For comparable companies on size and scale

○	For both debt and equity financings

M&A Activity by, and of, Comparable Companies to RespireRx, using Deal Tracker data

○	For public and private buyers

○	For public and private sellers

○	For comparable companies on size and scale

Overview of Market Caps, Valuation Multiples and Valuation Metrics for Publicly Traded Companies Comparable to RespireRx

○	For both U.S. and international companies

Discounted Cash Flow (DCF) Analysis Utilizing the Company’s Financial Forecasts

○	Uses current market discount rates and terminal growth rates

Effect of contributed associated liabilities on the overall valuation

II. Timeline of Deliverables

A first draft of the valuation report and data set will be delivered within three weeks from the Effective Date of the Agreement. A final draft, based upon comments/suggestions from the Company, will be deliverable within one week thereafter.

III. Fees

●	A cash fee of $45,000, of which $35,000 (“Deposit”) will be due and paid on the date of the last signature below and the remaining $10,000 will be due upon delivery of the final Valuation Report. For clarity, the effective date (“Effective Date”) of this agreement shall be the date on which the Deposit is paid.

IV. Independent Contractor Status. VCA is an independent contractor to the Company and shall not have any authority to assume or create any obligations, express or implied, on behalf of the Company and shall have no authority to represent the Company as agent, employee or in any other capacity.

In no manner or form shall the Company be obligated to enter into any sale agreement or act upon VCA advice, and in no manner or form shall the Company be liable to VCA solely on account of rejecting or not entering into any such agreement.

New York, N.Y.	www.viridianca.com	Aspen, CO

VCA agrees and acknowledges that Company is and shall be solely responsible for any decision to enter into, or reject, any agreement with any customer or any reference(s), recommendation(s) or introduction(s) made by VCA under this Agreement. Company undertakes to conduct any and all inquiries and investigations, as it shall deem fit, prior to entering into any agreement with any entity introduced or suggested to the Company by VCA.

V. Termination of Engagement. This Agreement shall terminate on the earlier of six weeks from the Effective Date or the date on which payment is made by RespireRx for the final Valuation Report. The provisions of Sections VI through XIII of this Agreement, and Annex A hereto, shall survive the termination or expiration of this Agreement.

VI. Reliance Upon and Accuracy of Information. The Company understands, acknowledges, and agrees that VCA may rely entirely upon publicly available information and information provided by the Company and the Company’s officers, directors, accountants, counsel and other agents and advisors without independent verification of the accuracy and completeness of such information. If any information provided to VCA becomes inaccurate, incomplete or misleading in any material respect during VCA’s engagement hereunder, the Company shall so advise VCA. The Company will continuously advise VCA with respect to any material developments or matters that occur or come to the Company’s attention during the term of VCA’s engagement hereunder. VCA agrees that no reports or other types of information regarding the Company may be distributed unless such reports and information have been reviewed and approved by the Company.

VII. Confidentiality. No written or oral advice provided by VCA pursuant to this Agreement shall be disclosed, in whole or in part, to any third party (other than the Company’s affiliates, directors, officers, shareholders, accountants, counsel, agents and other advisors), or circulated or referred to publicly, without the prior written consent of VCA.

VCA agrees to keep confidential all material nonpublic information provided to it by the Company, except as required by law or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, VCA may disclose nonpublic information to its affiliates, agents and advisors whenever VCA determines that such disclosure is reasonably necessary to provide the services contemplated hereunder, provided that VCA will notify the Company prior to such disclosure, and provided that VCA shall obtain from such affiliates, agents and advisors appropriate Confidentiality Agreements approved by the Company that such nonpublic information will be kept confidential. VCA shall be responsible for any unauthorized disclosure of any such nonpublic information by any of its affiliates, agents or advisors.

New York, N.Y.	www.viridianca.com	Aspen, CO

Upon the termination of this Agreement, VCA (including its affiliates, agents and advisors) shall promptly destroy or return to the Company all materials, in whatever medium of expression, containing confidential information or proprietary information of the Company or of any third parties who have disclosed such proprietary or confidential information to the Company. At VCA’s discretion, VCA may retain one copy of the Company’s proprietary or confidential information to monitor compliance with these confidentiality provisions, pursuant to VCA’s document retention policies and to satisfy any regulatory, self-regulatory or similar document retention requirements. In the event VCA is requested or required (by oral questions, interrogatories, request for information, subpoena or similar process) to disclose any of the Company’s proprietary or confidential information supplied to VCA, VCA shall provide to the Company, prompt notice of such requests so that the Company may seek an appropriate protective order and/or waive compliance with these confidentiality provisions. If in the absence of a protective order or the receipt of a waiver, upon the advice of counsel of its own choosing, VCA determines that it or its employees, representatives or agents are compelled to disclose any of the Company’s proprietary or confidential information under penalty of contempt or liability, VCA or its employees, representative or agents may disclose such material without liability hereunder.

VIII. Compliance with Laws. VCA shall perform all of the services to be provided by VCA hereunder in full compliance with all applicable laws and regulations. Notwithstanding anything to the contrary in this Agreement, VCA shall not perform any service hereunder which would require VCA or any of its employees or agents to register as a broker-dealer under any applicable federal and state securities laws, the rules and regulations thereunder, the rules and regulations of any exchange or quotation service on which the Company’s securities are listed and the rules and regulations of the National Financial Industry Regulatory Authority unless and until so registered.

IX. Indemnity. VCA and the Company agree to the provisions with respect to indemnification by the Company of VCA and certain other parties as set forth on Annex A attached hereto.

X. Limitation of Engagement to the Company. The Company acknowledges that VCA has been retained only by the Company, and that the Company’s engagement of VCA is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against VCA or any of its controlling persons, affiliates, directors, officers, employees or agents. Unless otherwise expressly agreed in writing by VCA, no one other than the Company is authorized to rely upon this engagement or any other statements or conduct of VCA, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any opinions, recommendations or advice, written or oral, given by VCA to the Company in connection with VCA’s engagement are intended solely for the benefit and use of the Company’s management and directors, and any such opinions, recommendations or advice shall not confer any rights or remedies upon any other person or be used or relied upon for any other purpose.

New York, N.Y.	www.viridianca.com	Aspen, CO

XI. Limitation of VCA’s Liability to Company. VCA and the Company further agree that neither VCA nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services to be rendered hereunder, except to the extent that (i) such claim(s) is(are) a direct result of VCA’S gross negligence or willful misconduct, or (ii) it is finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement) that such losses, fees, damages, liabilities, costs, expenses or equitable relief resulted (i) solely from the gross negligence or willful misconduct of VCA or (ii) from the breach by VCA of its obligations under Sections VI or Section VII of this Agreement or of its obligations under Annex A. The Company acknowledges that VCA has and will continue to have relationships with other parties in the Company’s industry pursuant to which VCA may acquire information or develop relationships that may be of interest to the Company, and that VCA shall have no obligation either to disclose any such information or relationships to the Company or to terminate such relationships.

XII. Governing Law; Injunctive Relief. This Agreement shall be interpreted, and the rights and liabilities determined, in accordance with the laws of the State of New York. Without intending to limit the remedies available to the Company, VCA agrees that damages at law will be an insufficient remedy to the Company in the event that VCA or any of its employees, affiliates, agents or advisors violates any of the terms of Section VI, Section VII or Annex A, and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction or restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants of VCA contained in such Sections or Annex.

XIII. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by VCA and the Company. This Agreement shall not be assigned without the prior written consent of VCA and the Company, any such assignment or purported assignment of this Agreement in violation of this Agreement shall be void. This Agreement constitutes the entire agreement of VCA and the Company with respect to the subject matter hereof and supersedes all prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. In connection with the services it renders pursuant to this Agreement, unless otherwise required to consummate the services or by law, VCA shall not be required to obtain any additional licenses, consent to service of process or otherwise make any further material filing under any applicable state or federal statutes or regulations. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

New York, N.Y.	www.viridianca.com	Aspen, CO

In acknowledgment that the foregoing correctly sets forth the understanding reached by VCA and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Sincerely,

Viridian Capital Advisors, LLC

By:	/s/ Scott L. Greiper
Name:	Mr. Scott Greiper
Title:	President
Date:

Accepted and Agreed:

RespireRx Pharmaceuticals Inc.

By:	/s/ Jeff Eliot Margolis
Name:	Mr. Jeff Eliot Margolis
Title:	Senior Vice President, Chief Financial Officer, Treasurer, Secretary
Date:

Attachment Follows:

805 Third Avenue	New York, N.Y. 10022	www.viridianca.com

ANNEX A

In connection with VCA’s engagement to advise and to assist the Company pursuant to the Agreement dated as of the latest date on the signature page of the Agreement, the Company agrees to indemnify and to hold harmless VCA and each of its officers, directors, employees, affiliates, agents, counsel and other advisors, and each other person or entity who controls any of them (hereinafter collectively referred to as an “Indemnified Party”), to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which an Indemnified Party may become subject, related to or arising out of VCA’s engagement or performance under the Agreement, the transactions contemplated thereby, the services rendered by VCA under the Agreement, or any actual or threatened claim, litigation, investigation, proceeding or action in any court or before any regulatory, administrative or other body relating to any of the foregoing (hereinafter referred to collectively as a “Claim”), and shall, upon request, reimburse an Indemnified Party for all reasonable and documented legal and other costs, fees and expenses as they are incurred in connection with investigating, preparing or defending a Claim; provided, however, that no such indemnification shall be required with respect to a Claim to the extent that such Claim (i) is a direct result of VCA’S gross negligence or willful misconduct, or (ii) this Agreement has been terminated by the Company for cause as a result of an Indemnified Party’s gross negligence or willful misconduct, or (iii) is finally determined by a court of competent jurisdiction (after exhaustion of all appeals) or in an arbitration conducted in accordance with this Agreement to have resulted (i) from the gross negligence or willful misconduct of an Indemnified Party or (ii) from the breach by VCA (or any Indemnified Party) of its obligations under Sections VI or Section VII of the Agreement or of its obligations under Annex A to the Agreement; and, if it is so determined that indemnification is not required, the Indemnified Parties shall immediately repay such amounts previously paid or advanced by the Company.

In the event that the foregoing indemnity is unavailable or insufficient for any reason (other than by reason of the gross negligence or willful misconduct of an Indemnified Party or by reason of a breach by any Indemnified Party of any of its obligations under Sections VI or Section VII of the Agreement or of any of its obligations under Annex A to the Agreement), then the Company shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits to such Indemnified Party and to the Company in connection with the matters to which the Claim relates. If such allocation is judicially determined to be impermissible, then the Company shall contribute in such proportion as appropriately reflects the relative benefits and relative fault of the Company and such Indemnified Party, as well as any other equitable considerations. The aggregate liability of the Company, VCA and any other Indemnified Party for contribution pursuant to this paragraph in connection with all Claims shall not exceed the amount of fees actually received by VCA under the Agreement.

New York, N.Y.	www.viridianca.com	Aspen, CO

All amounts due hereunder shall be payable promptly upon request. Upon receipt by an Indemnified Party of actual notice of a Claim as to which indemnification may be sought hereunder, such Indemnified Party shall promptly notify the Company of the nature and basis of the Claim. In addition, an Indemnified Party shall promptly notify the Company after any action is commenced against the Indemnified Party (by way of service with a summons or other legal process) and shall transmit a copy to the business address of the Company. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent that the Company is actually prejudiced thereby. The Company may, and shall, if requested by any Indemnified Party, assume the defense of any Claim against such Indemnified Party in respect of which indemnity may be sought hereunder, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the reasonable fees and expenses of such counsel and necessary experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by such Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have assumed, any Indemnified Party shall have the right to participate and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party have agreed in writing to the retention of such counsel; or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential conflicts of interests between the Company and such Indemnified Party.

The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent; however, if settlement occurs with such consent or if there is a final judgment against the Indemnified Party, then the Company agrees to indemnify, pursuant to the terms hereof, against any loss or liability by reason of such settlement or judgment. The Company shall not settle any Claim, action or proceeding where indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party to such Claim, without the written consent of VCA and the Indemnified Party, if other than VCA, t, which consent will not be unreasonably withheld.

The provisions of this Annex A shall be in addition to any liability which the parties my otherwise have to each other; shall not be limited by any rights that the Company, VCA or any other Indemnified Party may otherwise have; shall remain in full force and effect regardless of any termination of VCA’s engagement, unless such termination was due to cause based on gross negligence and/or willful misconduct; and shall be binding upon any successors or assigns of VCA and the Company.

New York, N.Y.	www.viridianca.com	Aspen, CO